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                                   EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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Year Ended December 31 (Dollars in Millions)                   1996           1995           1994          1993           1992
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EARNINGS
1.   Net income from continuing operations
     before cumulative effect. . . . . . . . . . . . . . . . $1,218.7      $  897.1       $  568.2      $  701.8       $  484.5
2.   Applicable income taxes . . . . . . . . . . . . . . . .    725.7         523.9          311.5         374.9          245.9
                                                             ------------------------------------------------------------------
3.   Income before taxes (1 + 2) . . . . . . . . . . . . . . $1,944.4      $1,421.0       $  879.7      $1,076.7       $  730.4
                                                             ------------------------------------------------------------------
                                                             ------------------------------------------------------------------
4.   Fixed charges:
     a.   Interest expense excluding interest
          on deposits. . . . . . . . . . . . . . . . . . . . $  696.8      $  681.4       $  486.3      $  320.4       $  372.2
     b.   Portion of rents representative of interest
          and amortization of debt expense . . . . . . . . .     45.4          46.6           48.7          52.1           52.0
                                                             ------------------------------------------------------------------
     c.   Fixed charges excluding interest on
          deposits (4a + 4b) . . . . . . . . . . . . . . . .    742.2         728.0          535.0         372.5          424.2
     d.   Interest on deposits . . . . . . . . . . . . . . .  1,441.3       1,416.7        1,121.1       1,174.1        1,406.1
                                                             ------------------------------------------------------------------
     e.   Fixed charges including interest on
          deposits (4c + 4d) . . . . . . . . . . . . . . . . $2,183.5      $2,144.7       $1,656.1      $1,546.6       $1,830.3
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5.   Amortization of interest capitalized. . . . . . . . .   $     --      $     --       $     .1      $     .1       $     .8
6.   Earnings excluding interest on
     deposits (3 + 4c + 5) . . . . . . . . . . . . . . . . .  2,686.6       2,149.0        1,414.8       1,449.3        1,155.4
7.   Earnings including interest on
     deposits (3 + 4e + 5) . . . . . . . . . . . . . . . . .  4,127.9       3,565.7        2,535.9       2,623.4        2,561.5
8.   Fixed charges excluding interest on
     deposits (4c) . . . . . . . . . . . . . . . . . . . . .    742.2         728.0          535.0         372.5          424.2
9.   Fixed charges including interest on
     deposits (4e) . . . . . . . . . . . . . . . . . . . . .  2,183.5       2,144.7        1,656.1       1,546.6        1,830.3

RATIO OF EARNINGS TO FIXED CHARGES

10.  Excluding interest on deposits (line 6 / line 8). . . .     3.62          2.95           2.64          3.89           2.72
11.  Including interest on deposits (line 7 / line 9). . . .     1.89          1.66           1.53          1.70           1.40
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U.S. Bancorp